UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

HIGHER ONE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HIGHER ONE HOLDINGS, INC.
115 Munson Street
New Haven, Connecticut 06511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2012

To the Stockholders of Higher One Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Higher One Holdings, Inc., a Delaware corporation (the “Company”), will be held on May 14, 2012 at 9:00 a.m. local time at 115 Munson Street, New Haven, CT for the following purposes:

1. To elect three directors to hold office until the 2015 meeting of stockholders or until their successors are elected;

2. To ratify the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on March 20, 2012 can vote at this meeting or any adjournments that take place.

Our board of directors recommends that you vote FOR the election of director nominees named in Proposal One of the proxy statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two of the proxy statement.

For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report on Form 10-K, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report on Form 10-K and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

By Order of the Board of Directors

Thomas D. Kavanaugh
Corporate Secretary
April 2, 2012

HIGHER ONE HOLDINGS, INC.
115 Munson Street
New Haven, Connecticut 06511

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2012

    The board of directors of Higher One Holdings, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 14, 2012 at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at 115 Munson Street, New Haven, Connecticut. We intend to mail the Notice of Internet Availability of Proxy Materials on or about April 2, 2012 to stockholders of record as of the March 20, 2012 (the “Record Date”). The only voting securities of the Company are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 54,772,767 shares outstanding as of the Record Date. We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote present in person or represented by proxy to hold the Annual Meeting.

    In this proxy statement, we refer to Higher One Holdings, Inc. as the “Company,” “Higher One,” “we” or “us” and the Board of Directors as the “Board.” When we refer to the Company’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

    The Company’s annual report on Form 10-K for fiscal year 2011, which contains consolidated financial statements for fiscal 2011, is available in the “Investor Relations” section of our website at http://ir.higherone.com/. You also may obtain a copy of the Company’s annual report on Form 10-K for fiscal 2011 without charge by writing to Investor Relations at the Company’s address above.

    We are first making this proxy statement and accompanying materials available to stockholders on or about April 2, 2012.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

    Only stockholders of record at the close of business on March 20, 2012 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 54,772,767 shares of common stock issued and outstanding and entitled to vote.

    Stockholder of Record: Shares Registered in Your Name

    If, on March 20, 2012, your shares were registered directly in your name with Higher One’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, on the Internet, or, if you received a paper copy of the proxy materials, by mail, as instructed below to ensure your vote is counted.

    Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

    If, on March 20, 2012, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

    You are being asked to vote

FOR:

•	The election of three Class II directors to hold office until our 2015 annual meeting of stockholders;

•	The ratification of the selection by the Audit Committee of our Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

    In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

    You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

    For Proposal One, you may either vote “For” the three nominees, “Withhold All” of the nominees or “For All Except” any nominee you specify. For Proposal Two, you may either vote “For” or “Against” or Abstain.” The procedures for voting are as follows:

    Stockholder of Record: Shares Registered in Your Name

    If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card or the Notice of Internet Availability of Proxy Materials.

•	To vote by telephone if you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

    Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

    If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

    Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. Your executed proxy card will be returned directly to Broadridge for tabulation.

What is the quorum requirement?

    A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 54,772,767 shares outstanding and entitled to vote. Accordingly, 27,386,384 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

    Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How are votes counted?

    Broadridge will separately count “For,” “Withhold All” or “For All Except” votes and broker non-votes with respect to Proposal One, and “For” and “Against” votes and abstentions with respect to Proposal Two. For Proposal One, directors will be elected by a plurality of the votes cast, which means that the three nominees receiving the highest number of “For” votes will be elected. To be approved, Proposal Two requires the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal One, because approval of a percentage of shares present or outstanding is not required for this proposal, and with regard to Proposal Two, will have the same effect as an “Against” vote.

    Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. If a broker votes shares that are not voted by its clients for or against a “routine” proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. However, where a proposal is not “routine,” a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purpose of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal. Proposal One is considered a “non-routine” proposal.

    Because brokers cannot vote “uninstructed” shares on behalf of their customers for “non-routine” matters, it is important that stockholders vote their shares.

How many votes do I have?

    On each matter to be voted upon, you have one vote for each share of common stock you own as of March 20, 2012.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

    Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

How do I vote via Internet or telephone?

    You may vote by proxy via the Internet by following the instructions provided on the proxy card or the Notice of Internet Availability of Proxy Materials. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 13, 2012. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

    The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

    If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” each of the nominees under Proposal One “For” Proposal Two. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

    We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

    If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

Can I change my vote after submitting my proxy?

    Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

    To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 3, 2012 to Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. If you wish to submit a proposal to be voted on at next year’s meeting that is not to be included in next year’s proxy materials pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between December 3, 2012 and January 2, 2013. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the Annual Meeting?

    Voting results will be announced by the filing of a current report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended current report on Form 8-K within four business days of the day the final results are available.

PROPOSAL ONE

ELECTION OF DIRECTORS

    We currently have nine directors. Our Board has determined all of our current directors (other than Messrs. Hatton, Volchek and Lasater) meet, and Mr. Shamez Kanji (who resigned from the Board on August 2, 2011) met, the independence requirements of the New York Stock Exchange and the federal securities laws, although Mr. Gross may not meet certain independence requirements for service on our audit and compensation committees. Mr. Volchek, our chief financial officer, is currently chairman of the Board. The Board intends to appoint Mr. Lasater as chairman at its meeting following the Annual Meeting. We have appointed Mr. Gross as our lead independent director.

    Our Board is divided into three classes, denominated as classes I, II and III. Members of each class hold office for staggered three-year terms. At each annual meeting of stockholders beginning in 2011, successors to the directors in the class whose term expires at that annual meeting are elected for a three-year term. Messrs. Volchek, Gross and Cromwell serve as class I directors with terms expiring at the annual meeting of stockholders to be held in 2014. Messrs. Hartheimer, Lasater and McFadden serve as class II directors with terms expiring at the Annual Meeting. Messrs. Hatton, Biddelman and Moran serve as class III directors with terms expiring at the annual meeting of stockholders to be held in 2013.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

    The following table sets forth, for the class II nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and positions/offices held with the Company:

Name	Age	Title
Dean Hatton	52	President, Chief Executive Officer and Director
Mark Volchek	34	Chairman of the Board of Directors and Chief Financial Officer
Miles Lasater	34	Chief Operations Officer and Director
Paul Biddelman	66	Director
David Cromwell	67	Director
Stewart Gross	52	Director
Robert Hartheimer	54	Director
Patrick McFadden	74	Director
Charles Moran	57	Director

    Set forth below is certain biographical information for each of these individuals.

Nominees for Election to a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders

    Miles Lasater is one of our founders and has been our chief operations officer since 2000. Mr. Lasater will succeed Dean Hatton as president upon Mr. Hatton’s retirement from that position. It is the intent of the Board to elect Mr. Lasater as chairman of the Board following the Annual Meeting. Mr. Lasater serves on the boards of Yale New Haven Hospital and SeeClickFix, a software-as-a-service company that provides a platform for governments and citizens to interact. Mr. Lasater has been a board member of the New Haven Port Authority and a member of Yale University’s Advisory Committee on Investor Responsibility. He has been a founding officer and board member of both the Yale Entrepreneurial Society and the Yale Entrepreneurial Institute since 1999 and 2008, respectively. Both are organizations at Yale University that promote entrepreneurship among Yale students, faculty and alumni. Mr. Lasater holds a BA in computer science from Yale University. Having served as our chief operations officer over the past 12 years, Mr. Lasater is involved with every aspect of our business, including our marketing strategies and operations, and therefore we believe should serve on our Board.

    Robert Hartheimer has been a director of Higher One since his appointment in January 2012. Mr. Hartheimer is the founder and CEO of Hartheimer LLC, based in Washington, D.C., which provides senior-level consulting services to banks, investment firms and financial services companies on financial, regulatory, strategic and governance matters.  From 2002 to 2008, Mr. Hartheimer was a Managing Director at Promontory Financial Group, a preeminent regulatory consulting firm.  In 1991, Mr. Hartheimer joined the Federal Deposit Insurance Corporation, where he and a small team created the Division of Resolutions to analyze and sell failed banks.  He went on to serve as the director of that division.  Mr. Hartheimer’s other past positions include senior roles at investment banks, including Merrill Lynch, Smith Barney and Friedman Billings Ramsey.  Mr. Hartheimer currently serves as a director of Sterling Financial Corporation and Sterling Savings Bank and was previously a director of E*Trade Bank, E*Trade Savings Bank and United Medical Bank.  Mr. Hartheimer received a Bachelor’s degree from Hamilton College and a Master’s of Business Administration from The Wharton School of the University of Pennsylvania.  We believe that Mr. Hartheimer should serve on our board because he brings to it his extensive experience in the financial services industry, the bank regulatory community and investment banking.

    Patrick McFadden has been a director of Higher One since 2008. From 1987 to 2010, Mr. McFadden was the non-executive chairman and director of UIL Holdings Corporation and the United Illuminating Company, a regional utility company. Mr. McFadden has also been a director of Godspeed Opera in Haddam, Connecticut since 2007 and a director and the vice-chairman of the Yale-New Haven Health Services Corporation since 1984. Mr. McFadden is also a director of Connecticut River Museum in Essex, Connecticut. Previously, Mr. McFadden served as a director of Citizen’s Bank of Connecticut in New Haven and the South Central Connecticut Regional Water Authority. Mr. McFadden has also held executive positions at the Bank of New Haven, which was sold to Citizens Bank of Connecticut, the Connecticut National Bank and First National Bank. Mr. McFadden holds a BS in management from the University of Notre Dame and a graduate degree from the Stonier Graduate School of Banking. We believe that Mr. McFadden should serve on our Board due to the experience in executive management, corporate governance and risk management he has acquired through his service as an executive at numerous financial institutions and as the chairman of a public company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

    Dean Hatton has been our chief executive officer, president and director since March 2002. From 2001 to 2002, Mr. Hatton was chief executive officer and president of Yclip, Inc., a direct marketing promotion company that was sold to First Data Corporation. From 1999 to 2001, Mr. Hatton was executive vice president and chief operations officer of Carlson Wagonlit Travel, a corporate travel and expense management company, and from 1997 to 1999, he was senior vice president at Citigroup, where he was chief executive officer of Travelers Property Casualty Direct Response. Mr. Hatton holds a BA in Economics from Franklin and Marshall College and a graduate degree in bank management from the Stonier Graduate School of Banking.  In January 2012, Dean Hatton informed the Board that he intends to retire from his position as chief executive officer and president.  In order to help ensure a smooth transition, Mr. Hatton will continue to serve as chief executive officer and president until the effective date of his retirement, which has yet to be determined but will be on or before June 30, 2012. Following his retirement, Mr. Hatton will continue to serve on the Board. As a result of his service as our president and chief executive officer for over 10 years, we believe Mr. Hatton provides the Board with a deep understanding of all aspects of our business, and therefore should serve on our Board.

    Paul Biddelman has been a director of Higher One since 2002. Mr. Biddelman has been president of Hanseatic Corporation, a private investment company and the manager of our investor, Hanseatic Americas LDC, since 1997, where he has primary investment responsibilities. He is also a director of SystemOne Technologies, Inc. Mr. Biddelman served as a director of Celadon Group, Inc. from 1992 to 2006, Insituform Technologies, Inc. from 1988 to 2005, Six Flags, Inc. from 1992 to 2006, Star Gas LP from 1999 to 2006, ApplyYourself, Inc. from 2001 to 2007, DocuSys, Inc. from 2001 to 2009 and Passlogix, Inc. from 2000 to 2009. Mr. Biddelman is also currently the chairman of the Lehigh University College of Arts & Sciences Dean’s Advisory Board. Mr. Biddelman holds a BS from Lehigh University, a JD from Columbia Law School and an MBA from Harvard Business School. We believe that Mr. Biddelman’s service on the boards of numerous public companies has provided him with valuable experience and insight into the issues faced by such companies which, together with the deep knowledge of our company derived from his long-standing relationship with us, leads us to believe he should serve on our Board.

    Charles Moran has been a director of Higher One since 2009. Mr. Moran is the founder of SkillSoft PLC where since 1998 he has held various positions, including member of the board of directors, president, chief executive officer and, since November 2006, chairman of the board. SkillSoft PLC is a leading software-as-a-service provider of on demand e-learning and performance solutions for global enterprises, government, educational institutions and small-to-medium size businesses. Mr. Moran holds a BS in General Management from Boston College and an MBA from Suffolk University. We believe Mr. Moran is qualified to serve on our Board because of the skills and experience he has gained in his role as chairman and chief executive officer of a leading, formerly publicly traded technology company.

Directors Continuing in Office until the 2014 Annual Meeting of Stockholders

    Mark Volchek is one of our founders and has been our chairman and chief financial officer since 2000 and 2002, respectively. From 2000 to 2002, Mr. Volchek was our chief executive officer. Recently, Mr. Volchek was appointed by our Board to succeed Dean Hatton as Chief Executive Officer upon Mr. Hatton’s retirement from that position. Mr. Volchek is also a director of innRoad, Inc. He is a founding officer of the Yale Entrepreneurial Society, a not-for-profit organization that promotes entrepreneurship among Yale students, faculty and alumni and served on its board from 1999 to 2010. Since 2007, Mr. Volchek has been the chairman of the board of the Tweed New Haven Airport Authority. Other past civic roles have included positions on the New Haven Economic Development Commission and the Regional Growth Partnership strategic planning committee. Mr. Volchek holds a BA and an MA in economics from Yale University. We believe that Mr. Volchek, having served as our chief executive officer and then chief financial officer over the course of the last 12 years, brings institutional knowledge to the Board, especially in regard to our finances, and therefore should serve on our Board.

    David Cromwell has been a director of Higher One since 2001. Mr. Cromwell has been an adjunct professor of entrepreneurship at the Yale School of Management since 1996. Prior to that, he worked for 30 years in various positions at JPMorgan & Company in New York and London. From 2000 to 2009, Mr. Cromwell was chairman of the board and co-founder of CE University, Inc., an online provider of continuing education for insurance professionals. He helped found and serves as a faculty advisor to one of our early investors, Sachem Ventures, a student-run venture capital fund at the Yale School of Management. Mr. Cromwell has served as an advisor to numerous venture-backed and growth companies in Connecticut. Mr. Cromwell holds a BA in Economics from Ohio Wesleyan University and an MBA from New York University, Stern School of Business. We believe that Mr. Cromwell should serve on our Board as he brings to it substantial experience as an advisor to high-growth companies such as ours.

    Stewart Gross has been a director of Higher One since 2008. Mr. Gross is a managing director and member of the investment committee of one of our investors, Lightyear Capital, a private equity firm. Prior to joining Lightyear Capital in 2005, Mr. Gross spent 17 years at Warburg Pincus, where he was a managing director and member of the executive management group. Mr. Gross is currently a director of Flagstone Reinsurance Holdings Limited, Antares Holdings Limited and Cetera Financial Group, a trustee of Boys & Girls Harbor and the chairman of Civic Capital Corporation, an affiliate of the NYC Investment Fund. He was previously a trustee of the Mt. Sinai Children’s Center Foundation. Mr. Gross holds an AB in Government from Harvard University and an MBA from Columbia Business School. The knowledge and skills Mr. Gross has acquired as an investor in, and director of, public and private companies focused on financial services and financial technology makes him a valuable source with respect to regulatory and other issues specific to such companies, leading us to conclude that he should serve on our Board.

Executive Officers

The following is biographical information for our executive officers not discussed above.

Name	Age	Title
Casey McGuane	37	Chief Service Officer
Robert Reach	55	Chief Sales Officer

    Casey McGuane has been our chief service officer since January 2009. From 2005 to 2008, Mr. McGuane was our senior vice president of client operations and, from 2000 to 2005, he was our vice president of client operations. Prior to joining Higher One in 2000, Mr. McGuane was a business manager for SPS, Inc., where he managed sales and operations in his region for commercial contracting projects. Since July 2009, Mr. McGuane has served as a member of the board of the Connecticut Association of Human Services, a not-for-profit organization in Hartford, Connecticut. Mr. McGuane holds a BA in psychology from the University of Rhode Island.

    Robert Reach has been our chief sales officer since 2009 and our vice president of sales from 2004 to 2009. From 1985 to 1990, Mr. Reach was the branch manager and national sales manager in the Financial Services Group for CompuServe and, from 1990 to 1995, he was the national sales manager in Lotus Development Corporations’ One Source division. He also served as the vice president of sales for Metatec Corporation from 1995 to 1997. Additionally, from 2000 to 2001, Mr. Reach served as director of partner relations for HNC Software, an industry leader in credit card fraud prevention and analytic software. Mr. Reach holds a BA in English from Franklin and Marshall College.

Committees of the Board of Directors

    Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an audit committee, a compensation committee and a nominating and corporate governance committee. The Board will also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of incorporation and bylaws.

Audit Committee

    The audit committee of our Board, which consists of Messrs. McFadden (chair), Biddelman and Hartheimer, assists our Board in overseeing the preparation of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. Mr. McFadden qualifies as an “audit committee financial expert” as such term is defined in the regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act. All of the members of the audit committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. From August 2, 2011 to February 15, 2012, Mr. Moran was also a member of the audit committee. A copy of the audit committee charter is available on the Company’s website at http://ir.higherone.com/.

Compensation Committee

    The compensation committee of our Board consists of Messrs. Biddelman (chair) and Cromwell and McFadden. All of the members of the compensation committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. The compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The compensation committee reviewed the Compensation Discussion and Analysis and recommended its inclusion in our annual report on Form 10-K and proxy statement. A copy of the compensation committee charter is available on the Company’s website at http://ir.higherone.com/.

Nominating and Governance Committee

    The nominating and governance committee consists of Messrs. Gross (chair), Cromwell and Moran. All of the members of the nominating and governance committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. A copy of the nominating and governance committee charter is available on the Company’s website at http://ir.higherone.com/.

    The nominating and governance committee assists our Board in implementing sound corporate governance principles and practices. Our nominating and governance committee identifies individuals qualified to become board members and recommends to our Board the director nominees for the next annual meeting of shareholders. It also reviews the qualifications and independence of the members of our Board and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board.

    We have no formal policy regarding Board diversity. Our nominating and governance committee and Board may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Our nominating and governance committee’s and Board’s priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and the person’s strength of character and judgment, professional and personal experiences and expertise relevant to our growth strategy.

    The nominating and governance committee reviews the qualifications of any candidate recommended by shareholders of the Company when seeking to fill positions on the Board. As a shareholder, you may recommend a person for consideration as a nominee for director by writing to the nominating and governance committee of the Board, c/o Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. Recommendations must include the name and address of the shareholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending shareholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the nominating and governance committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending shareholder and each nominee and any other person concerning the nomination. The evaluation process for nominees recommended by stockholders is the same as for candidates recommended by any other source.

Board Leadership Structure

    The Company is focused on its corporate governance practices and values independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors is independent. Mr. Volchek, chief financial officer and a co-founder of the Company, currently serves as chairman of the Board, and it is the intention of the Board to appoint Mr. Lasater, who will become president upon Mr. Hatton’s retirement from that position in addition to continuing to serve as chief operations officer and co-founder, as chairman of the Board at the Board meeting following the Annual Meeting. The Board believes that this leadership structure is appropriate given that the size of the Board permits regular communication among all of the independent directors, and between the independent directors and the Company’s senior management. The Company also has a lead independent director, Mr. Gross, who acts as the principal interface between the Company’s independent directors and senior management and presides over meetings of non-management and independent directors, or meetings held in executive session. Our Board believes that the current Board leadership structure is best for the Company and its stockholders at this time.

Role of the Board of Directors in Risk Oversight

    The primary function of our Board is oversight, which includes defining and enforcing standards of accountability that enable senior management to execute their responsibilities fully and in the interests of stockholders. Consistent with that function, the following are the primary responsibilities of the Board: reviewing the Company’s strategic plans and objectives, including, among other considerations, the principal risk exposures of the Company; evaluating the performance of the Company and its senior management, which includes (i) overseeing the conduct of the Company’s business to evaluate whether it is being effectively managed, and (ii) selecting, regularly evaluating and planning for the succession of the chief executive officer and other members of senior management as the Board deems appropriate, including fixing the compensation of such individuals; providing advice and counsel to the chief executive officer and other senior management of the Company; overseeing compliance by the Company with applicable laws and regulations; monitoring the Company’s accounting and financial reporting practices and reviewing the Company’s financial and other controls; and overseeing management with a goal of ensuring that the assets of the Company are safeguarded through the maintenance of appropriate accounting, financial and other controls.

    The audit committee, which is comprised solely of independent directors, assists the Board in fulfilling its oversight responsibilities relating to (i) the integrity of the Company’s financial statements internal control system (including the implementation and effectiveness of internal control over financial reporting); (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements; (v) the implementation and effectiveness of the Company’s disclosure controls and procedures; (vi) the evaluation of enterprise risk issues; and (vii) the fulfillment of the other responsibilities set out in the audit committee’s charter.

Audit Committee Report

    The audit committee has reviewed and discussed the audited financial statements included within the annual report on Form 10-K with management. The audit committee has discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61 as amended. The audit committee has received the written disclosures and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on the foregoing review and discussion, the audit committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2011.

Patrick McFadden
Paul Biddelman
Robert Hartheimer
Charles Moran*

*Mr. Moran was a member of the audit committee from August 2, 2011 to February 15, 2012.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

    Our Board met ten (10) times during the last fiscal year, and the non-management and independent directors met in executive session four (4) times. The audit committee of the Board met five (5) times; the compensation committee of the Board met seven (7) times; and the nominating and corporate governance committee of the Board met two (2) times during the last fiscal year. During 2011, each Board member, except Mr. Hartheimer, who became a Board member on January 27, 2012, attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. Shamez Kanji, who resigned from the Board on August 2, 2011, attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served until the effective date of his resignation.

    We encourage all of our directors and nominees for director to attend our Annual Meeting.

Code of Ethics

    We have adopted a written code of ethics, which we refer to as our Code of Business Conduct, that applies to directors, executive officers and all employees of the Company, including our principal executive officer and principal financial officer. The Code of Business Conduct is posted on our website at http://ir.higherone.com/phoenix.zhtml?c=235726&p=irol-govhighlights. Any updates or amendments to the Code of Business Conduct, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder Communications with the Board of Directors

    Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. The Company’s General Counsel and Secretary will forward the communication to the Board members.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

    The audit committee of our Board has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and is seeking ratification of such selection by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

    The following table sets forth the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for fiscal years 2011 and 2010 and the aggregate fees paid or accrued for audit-related services and all other services rendered by PricewaterhouseCoopers LLP for fiscal years 2011 and 2010 (in thousands of dollars).

	Fiscal Year 2011	Fiscal Year 2010
Audit fees	$879	$1,273
Audit-related fees	38	18
Tax fees	102	85
All other fees	2	2
Total	$1,021	$1,378

    The category of “Audit fees” includes fees for our annual audit, quarterly reviews and services rendered in connection with regulatory filings with the SEC.

    The category of “Audit-related fees” includes compliance audits and internal control evaluations.

    The category of “Tax fees” includes fees for tax compliance, tax advice and tax planning services.

    The category of “All other fees” includes the licensing of accounting and finance research technology owned by PricewaterhouseCoopers LLP.

    All above audit services, audit-related services and tax services were pre-approved by the audit committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s outside auditor independence policy provides for pre-approval of all services performed by the outside auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 20, 2012 (unless otherwise indicated) regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our current directors and each director nominee; and

•	all of our current executive officers, directors and each director nominee as a group.

    “Beneficial ownership” for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. The information does not necessarily indicate beneficial ownership for any other purpose, including economic interest. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. For purposes of the calculations in the table below, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person which may be exercised within 60 days after March 20, 2012. For purposes of calculating each person’s percentage ownership, shares of common stock issuable pursuant to stock options exercisable within 60 days after March 20, 2012 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

    Applicable percentage ownership is based on 54,772,767 shares of common stock outstanding on March 20, 2012.

	Shares of Common Stock Beneficially Owned as of March 20, 2012
Name and Address of Beneficial Owner(1)	Number(2)		Percentage
5% Stockholders
Lightyear Capital	14,025,045	(3)	25.6%
Brave Warrior Capital, Inc.	5,786,263	(4)	10.6%
Club Circle Partners	3,378,624	(5)	6.2%
The TCW Group, Inc.	3,309,640	(6)	6.0%
Executive Officers and Directors
Dean Hatton	1,142,828	(7)	2.1%
Mark Volchek	2,550,363	(8)	4.6%
Miles Lasater	2,280,363	(9)	4.1%
Casey McGuane	371,474	(10)	*
Robert Reach	136,165	(11)	*
Paul Biddelman	1,588,925	(12)	2.9%
David Cromwell	108,073	(13)	*
Stewart Gross	14,025,045	(3)	25.6%
Robert Hartheimer	—
Patrick McFadden	150,000	(14)	*
Charles Moran	258,000	(15)	*
All executive officers and directors as a group (11 persons)	22,611,236	(3)(7)(8)(9)	39.1%
		(10)(11)(12) (13)(14)(15)
*	Less than one percent (1%)

(1)
The addresses for the listed beneficial owners are as follows: for Lightyear Capital, 375 Park Avenue, Floor 11, New York, New York, 10152; for Brave Warrior Capital, Inc., 12 East 49th Street, New York, NY 10017; for Club Circle Partners, 780 N. Water Street, Milwaukee, Wisconsin 53202; for The TCW Group, Inc., on behalf of the TCW Business Unit, 865 South Figueroa Street, Los Angeles, California 90017; and for each director and executive officer, c/o Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511.

(2)	Includes options held by each shareholder, if any, that are currently exercisable or will become exercisable within 60 days of March 20, 2012.
(3)	Includes 13,908,128 shares of common stock held by Lightyear Fund II, 71,917 shares of common stock held by Lightyear Co-Invest II, 20,000 options to purchase common stock held by Lightyear Capital II, LLC (“Lightyear Capital II”), and 25,000 options to purchase common stock held by Stewart Gross. As the sole general partner of Lightyear Fund II, Lightyear Fund II GP possesses the power to direct the voting and disposition of the shares owned by Lightyear Fund II. As the general partner of Lightyear Fund II GP and Lightyear Co-Invest II, Lightyear Fund II GP Holdings may also be deemed to share voting and/or dispositive power over such securities. As the managing member of Lightyear Fund II GP Holdings, Marron & Associates may also be deemed to share voting and/or dispositive power over such securities. As the sole member of Marron & Associates, Chestnut Venture Holdings may also be deemed to share voting and/or dispositive power over such securities. As the managing member of Chestnut Venture Holdings, Mr. Donald B. Marron may also be deemed to share voting and/or dispositive power over such securities. However, Mr. Donald B. Marron disclaims beneficial ownership of the shares held by Lightyear Fund II and Lightyear Co-Invest, except to the extent of his pecuniary interest in such shares. Additionally, 30,000 options to purchase common stock are held directly by Lightyear Capital II. 20,000 of these options to purchase common stock are exercisable within 60 days after March 20, 2012. As the sole member of Lightyear Capital II, Lightyear Capital, LLC (“Lightyear Capital”) may be deemed to share voting and/or dispositive power over the securities held by Lightyear Capital II. As the managing member of Lightyear Capital, Mr. Donald B. Marron may be deemed to share voting and/or dispositive power over the securities held by Lightyear Capital. However, Mr. Donald B. Marron disclaims beneficial ownership of the shares held by Lightyear Capital II and Lightyear Capital, except to the extent of his pecuniary interest in such shares. Mr. Donald B. Marron does not directly own securities of our securities.
(4)	Reference is hereby made to the Schedule 13G filed by Brave Warrior Capital, Inc. and other reporting persons on March 12, 2012 for information about the number of shares held by each and the nature of the beneficial ownership of each such person. Brave Warrior Capital, Inc.'s beneficial ownership percentage was calculated using the total number of shares of common stock outstanding as of March 20, 2012.

(5)
Henry G. “Gus” Fuldner, a partner and the manager of Club Circle Partners, holds sole voting and dispositive power over the securities held by Club Circle Partners. Mr. Fuldner disclaims beneficial ownership of the securities held by Club Circle Partners, except to the extent of his pecuniary interest therein. Mr. Fuldner has observer rights on the board. Reference is hereby made to the Schedule 13G/A filed by Club Circle Partners and other reporting persons on February 13, 2012 for information about the number of shares held by each and the nature of the beneficial ownership of each such person. Club Circle Partners' beneficial ownership percentage was calculated using the total number of shares of common stock outstanding as of March 20, 2012.

(6)
Reference is hereby made to the Schedule 13G filed by The TCW Group, Inc., on behalf of the TCW Business Unit, and other reporting persons on February 9, 2012 for information about the number of shares held by each and the nature of the beneficial ownership of each such person. The TWC Group, Inc.'s beneficial ownership percentage was calculated using the total number of shares of common stock outstanding as of March 20, 2012.

(7)
Includes 65,471 shares of common stock held by Dean Hatton, 198,920 shares of common stock held by The Dean W. Hatton Grantor Retained Annuity Trust, 125,000 shares of common stock held by The Dean W. Hatton Grantor Retained Annuity Trust of 2011 and 753,437 options to purchase common stock exercisable within 60 days after March 20, 2012 held by Dean Hatton. Mr. Hatton may be deemed to be the beneficial owner of shares owned by The Dean W. Hatton Grantor Retained Annuity Trust and the The Dean W. Hatton Grantor Retained Annuity Trust of 2011.

(8)	Includes 1,901,926 shares of common stock and 648,437 options to purchase common stock exercisable within 60 days after March 20, 2012.
(9)
Includes 1,410,925 shares of common stock held by Miles Lasater, 221,001 shares of common stock held by the Miles Hanson Lasater 2009 GRAT and 648,437 options to purchase common stock exercisable within 60 days after March 20, 2012 held by Miles Lasater. Miles Lasater is married to Glyn Elizabeth Lasater, who is the trustee of the Miles Hanson Lasater 2009 GRAT. Mr. Lasater may be deemed to be the beneficial owner of shares owned by the Miles Hanson Lasater 2009 GRAT. Mr. Lasater disclaims beneficial ownership of any securities owned by the Miles Hanson Lasater 2009 GRAT, except to the extent of his pecuniary interest therein.

(10)	Includes 27,610 shares of common stock and 343,864 options to purchase common stock exercisable within 60 days after March 20, 2012.
(11)	Includes 1,299 shares of common stock and 134,866 options to purchase common stock exercisable within 60 days after March 20, 2012.
(12)	Includes 1,515,125 shares held by Hanseatic Americas LDC and 73,800 options to purchase common stock exercisable within 60 days after March 20, 2012 held by Paul Biddelman. Paul Biddelman is president of Hanseatic Corporation, the manager of Hanseatic Americas LDC, and president of Hanseatic Americas LDC. Mr. Biddelman and Wolfgang Traber share voting and/or dispositive power over the securities held by Hanseatic Americas LDC. Mr. Biddelman may be deemed to be the beneficial owner of shares owned by Hanseatic Americas LDC.
(13)
Includes 34,273 shares of common stock, 28,800 options to purchase common stock exercisable within 60 days after March 20, 2012 held by Sachem Ventures, LLC, and 45,000 options to purchase common stock exercisable within 60 days after March 20, 2012 held by David Cromwell. David Cromwell is the president of Hillhouse Advisors, Inc., which is the Managing Member of Sachem Ventures, LLC, and Mr. Cromwell controls the voting of shares held by Sachem Ventures, LLC. Mr. Cromwell may be deemed to be the beneficial owner of shares owned by Sachem Ventures, LLC. Mr. Cromwell disclaims beneficial ownership of any securities owned by Sachem Ventures, LLC.

(14)	Includes 150,000 options to purchase common stock exercisable within 60 days after March 20, 2012.
(15)	Includes 142,998 shares of common stock and 115,002 options to purchase common stock exercisable within 60 days after March 20, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that during the year ended December 31, 2011 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by our “named executive officers,” who consist of our principal executive officer, our principal financial officer, and the three other most highly compensated executive officers. For fiscal year 2011, our named executive officers were:

•	Dean Hatton, President and Chief Executive Officer

•	Mark Volchek, Chief Financial Officer

•	Miles Lasater, Chief Operations Officer

•	Casey McGuane, Chief Service Officer

•	Robert Reach, Chief Sales Officer

Compensation Philosophy and Objectives

    Our compensation philosophy, objectives and structures have been very much informed by the history of our Company. Messrs. Volchek and Lasater are founders of the Company and Mr. Hatton has been with the Company as president and chief executive officer since 2002. Our compensation program reflects the fact that our executive officers have long operated as a team with the shared goal of strengthening and expanding the Company. It has also reflected the fact that our executive officers have been deeply involved in all aspects of our business and work together with the Company’s employees at every level. Historically, our compensation philosophy has been to provide a base salary that was competitive among comparable venture-backed companies but to focus primarily on rewarding positive performance that encouraged our executive officers to grow the Company. As a result, our executive compensation program emphasized incentive compensation over guaranteed base salaries. We have offered a mix of short-term and long-term incentives consisting of cash bonuses and stock options (and in 2009, restricted stock) respectively, in order to motivate achievement of the Company’s annual business plan and creation of long-term stockholder value. Our executives have historically shared an annual cash bonus pool based on Company performance. They have also received equity awards along with substantially all other employees. Our executive officers have received no benefits or perquisites in addition to those offered to all employees of the Company.

    We believe that our compensation program should remain focused on the essentials necessary to retain and reward our experienced executives and to attract others to the Company as needed. However, while our basic philosophy and objectives remain unchanged, we recognize that we are now at a different stage in our Company’s development and in a different market for executive talent. As a result, as described further below, in 2010 we re-evaluated our executive compensation program and decided to adjust the balance between its component parts.

    We held an advisory vote on our executive compensation program (commonly referred to as the “say on pay” vote) at our annual meeting held on May 18, 2011, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Our 2011 say on pay proposal received substantial majority support from stockholders. We interpret this stockholder support as an acknowledgment that our executive compensation program and practices are reasonable and well-aligned with stockholder expectations and, taking such support into consideration, maintained our compensation structure in 2011.

    At our 2011 annual meeting, our stockholders also voted in favor of the proposal to hold say on pay votes every three years and the Board adopted the proposal. The next non-binding, advisory vote by stockholders on our executive compensation will be held at our annual meeting in 2014. In the future, we will continue to consider the outcome of our triennial say on pay votes when making compensation decisions regarding our named executive officers.

Role of the Compensation Committee

    The compensation committee has the responsibility of evaluating, reviewing and approving the compensation plans, policies and programs of the Company, and ensuring that such plans, policies and programs provide appropriate incentives to recruit, motivate and retain employees.

    The compensation committee meets at least one time per year, normally in December, but most recently in December 2011 and January and February 2012, in order to review the compensation from the prior year and set its compensation policy for the coming year. During these meetings, the compensation committee reviews and approves (or recommends for approval by the Board) the compensation of executive officers, including base salary, annual incentive bonus and equity compensation.

    At these meetings, the committee confers with our chief executive officer to establish annual goals for him and the other executive officers. The chief executive officer discusses the specific accomplishments of the management team during the prior year, as well as the team’s business development plans for the upcoming year, which the committee uses to help it set the annual targets for the executive officers’ bonus opportunities. The chief executive officer also provides relevant information to the committee regarding specific challenges or opportunities facing the management team in the upcoming year, such as changes in the Company’s business development plan, anticipated hiring of new employees and retention of current employees, and exploration of new avenues of business growth. The committee recently began obtaining self evaluations from the non-CEO executive officers.  The committee also meets in executive session without the presence of executive officers in order to evaluate the officers’ performance with respect to the goals set by the committee, market compensation data, and our performance and shareholder return during the year.

    In preparation for the Company's initial public offering, the compensation committee engaged Steven Hall & Partners as its independent compensation consultant in January 2010. Steven Hall & Partners assisted the committee in examining our compensation levels and structures in the context of other similar public companies and in designing programs that will properly compensate and motivate the executive team in light of the Company’s changed circumstances. Before engaging Steven Hall & Partners, the committee did not consult a compensation consultant when determining compensation for our executive officers.

    Steven Hall & Partners does not have any relationship or arrangement with the Company other than its engagement as a consultant to the compensation committee.

Compensation Benchmarking and Peer Group

    One basis for determining the structure of the Company’s compensation program and establishing target compensation levels for the Company’s named executive officers prior to our initial public offering was the analysis of compensation packages offered to similarly situated executive officers of publicly-held peer group companies. As part of its engagement in 2010, the compensation committee directed Steven Hall & Partners to develop a comparative group of companies and to perform analyses of executive compensation levels and designs in that group. The comparative information provided by Steven Hall & Partners was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys.

    Steven Hall & Partners identified business services, financial transaction and/or technology companies with total revenues within a range of 50% to 400% of the Company’s projected revenues for 2010 and then narrowed the group down based upon business description. The list was further refined through a review of 1-year revenue growth, 3-year revenue growth, adjusted EBITDA, net income and market cap with the final group’s average figures approximately 57%, 63%, 110%, 37% and 82% of the Company’s projected 2010 figures, respectively. The peer group identified in the report created by Steven Hall & Partners consisted of the following companies:

• ACI Worldwide	• Bottomline Technologies, Inc.	• Online Resources Corporation

• ArcSight, Inc	• Concur Technologies, Inc.	• Riskmetrics Group Inc.

• athenahealth, Inc.	• CyberSource Corporation	• SolarWinds, Inc.

• Blackbaud, Inc.	• Ebix, Inc.	• Wright Express Corporation

• Blackboard Inc.	• NetSuite Inc.

    Steven Hall & Partners provided its report to the committee. After the committee reviewed the report and discussed it with Steven Hall & Partners, the committee ultimately developed 2010 compensation.  In determining 2011 compensation, the committee again reviewed Steven Hall & Partners’ 2010 report and prepared an additional executive compensation analysis of three other companies that recently went public: Financial Engines, Inc., Green Dot Corp. and NetSpend Holdings, Inc. The peer group going forward is subject to alteration and, in fact, has changed with respect to executive considerations for 2012 executive compensation.

Elements of Compensation

    Our executive compensation program for 2011, as set by the compensation committee, consisted of the following components:

•	Base salary;

•	Annual cash incentive awards linked to Company performance;

•	Periodic grants of long-term equity-based compensation, such as stock options and restricted stock; and

•	Company-wide employee welfare and retirement benefits.

Base Salary

    We pay an annual base salary to our executive officers in order to provide them with a fixed rate of cash compensation during the year. The compensation committee historically has conducted an annual review of each executive officer’s salary, and considered whether the amount of that salary is appropriate. Prior to 2010, in making this determination, the committee took into consideration the salaries paid at other similar companies and relied on the committee members’ collective experience with companies in similar stages of development and certain surveys brought to the committee’s attention by its members. For 2010, the committee determined executive base salaries primarily by reviewing the comparable data presented in Steven Hall & Partners’ report and discussing such data with Steven Hall & Partners. The committee has also considered each executive’s responsibilities, prior performance and other discretionary factors, such as the executive’s business planning and development, identification of areas for Company growth, management style and effectiveness, ability to motivate and set appropriate goals for the Company’s workforce, ability to cultivate and retain a productive workforce, and ability to work effectively with outside professionals and consultants.

    Steven Hall & Partners’ peer group data from its 2010 report indicated that the overall cash and equity compensation paid to our named executive officers prior to the Company’s initial public offering was, on average, less than that paid by the peer group companies, and our named executive officers received a much lower percentage of their total compensation as base salary. Accordingly, in fiscal year 2010, our named executive officers’ base salaries were increased to levels that were more in line with market practices in our peer group.

    For fiscal year 2011, the compensation committee determined that a modest upward adjustment should be made to recognize the Company’s growth and achievement and that such adjustment remained supportable given the committee’s inclusion of three new comparable companies to its peer group. Accordingly, Mr. Hatton’s salary increased from $375,000 to $390,000; Mr. Volchek’s salary increased from $275,000 to $290,000; Mr. Lasater’s salary increased from $275,000 to $290,000; Mr. McGuane’s salary increased from $200,000 to $210,000; and Mr. Reach’s salary increased from $200,000 to $210,000.

Annual Bonus

    We pay our executive officers an annual bonus as an incentive to achieve the short-term goals of the Company as reflected in its annual business plan. All of our named executive officers are eligible to receive an annual cash bonus based on the achievement of certain pre-determined targets set by the compensation committee, which, in addition to its own analysis, utilizes Steven Hall & Partners’ peer group data. The compensation committee establishes the aggregate amount of the target bonus pool, which is shared among the executive officers at percentages also pre-determined by the compensation committee.

    At its meetings on February 18, 2011 and March 8, 2011, the compensation committee determined that the target bonus pool for 2011 would be established at $1,127,500 which is equal to the sum of 100% of the base salaries of Messrs. Hatton, Volchek and Lasater, 60% of the base salary of Mr. McGuane, and 15% of the base salary of Mr. Reach. The maximum bonus pool which may be earned is $2,255,000. The measures, targets and weightings were set as follows:

Performance Criteria	Weighting	Threshold	Target
Revenues	25%	$177 million	$188 million
Adjusted EBITDA(1)	50%	$72 million	$76 million
Management Objectives(2)	25%	2/6	4/6

(1)
Adjusted EBITDA for this purpose is defined as described in the Company’s annual report on Form 10-K, Part II, Item 7. Management’s Discussion & Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Financial and Operating Information.

(2)
The  2011 management objectives included (i) addressing pending regulatory and compliance matters; (ii) creating a comprehensive business development plan outlining in reasonable detail a roadmap for expanding the Company’s product line and generating value from its graduating OneAccount holders; (iii) maintaining a renewal rate for existing clients of 98%; (iv) adding less than 25 cents of overheard for each dollar of revenue; (v) growing OneDisburse signed student enrollment; and (vi) entering into a formal relationship with one new banking partner.

    For each performance measure, if actual performance does not meet the threshold for such performance measure, no amount is earned in respect of such measure. To the extent actual performance exceeds the threshold, the portion of the target bonus pool attributable to such performance measure (based upon the weighting given to such measure) is determined by interpolation between threshold and target levels and target and maximum levels, respectively. The final bonus pool and individual bonuses are subject to adjustment at the discretion of the compensation committee.

    The compensation committee also determined that the 2011 bonus pool would be shared in the following percentages:

Dean Hatton	35%
Mark Volchek	25%
Miles Lasater	25%
Casey McGuane	12%
Robert Reach	3%

    With respect to Mr. Reach, in 2011, we also have two sales commission plans, the Higher One, Inc. Sales Commission Plan 2011 and the Higher One CASHNet Suite 2011 Business Development Commission Plan. Under the Higher One, Inc. Sales Commission Plan 2011, commissions may be earned for contributing materially to the sale of CASHNet modules to a school that is not already a CASHNet customer. Under the Higher One CASHNet Suite 2011 Business Development Commission Plan, commissions may be earned for: (i) subscription and deployment of CASHNet suite contracts and (ii) new OneDisburse contracts, based on the number of undergraduate students in attendance at the institution.

    The compensation committee, during its meeting on January 25, 2012, recommended that the 2011 bonus pool be awarded at $1,116,308, which is 99% of the target pool, based on falling short on the revenue and EBITDA targets but exceeding the management objectives target.

    The annual bonuses were paid under the Company’s annual incentive plan, the Short Term Incentive Plan, adopted on March 26, 2010.

Equity-Based Compensation

    Our compensation committee believes that equity-based compensation is an important component of our executive compensation program, based on its own analysis and the study provided by Steven Hall & Partners, and that providing equity-based awards to our named executive officers aligns the incentives of our executives with the long-term interests of our shareholders and with our long-term corporate success and provides our executives with a powerful retention incentive.

    Generally, each executive officer has received a stock option grant when he or she joined the Company, and has then received periodic awards thereafter in the discretion of the compensation committee and Board, although the timing of these awards was not made according to an established policy. Until 2010, awards were made under the 2000 Stock Option Plan with varying vesting schedules ranging from one to five years, as set out in the respective stock option agreements. Stock option grants have typically been split between incentive stock options (within the meaning of Section 422 of the Code) and nonqualified stock options.

    The 2000 Stock Option Plan terminated by its terms in April 2010. The Company adopted the 2010 Equity Incentive Plan on March 26, 2010. Since the Company’s initial public offering, it has been the practice of the compensation committee to make annual equity grants at its first meeting following the release of the Company’s year-end financial results. Such annual grants are approximately equal to the cash bonuses that were paid for the previous fiscal year. In accordance with this practice, in February 2011, the compensation committee granted stock options under the 2010 Equity Incentive Plan to our named executive officers. Messrs. Hatton, Volchek and Lasater each received 50,000 stock options and Messrs. McGuane and Reach each received 25,000 stock options. The amount of each grant was determined according to the cash bonus that was paid to each executive officer in 2010 and the value of the option in accordance with FASB ASC Topic 718, although the grants are considered part of the executive officers’ 2011 compensation. These stock options have an exercise price of $18.05, vest over five years beginning on the first anniversary of the grant date and have a term of ten years.

    In February 2012, the compensation committee made another annual grant under the 2010 Equity Incentive Plan to each of our named executive officers except Mr. Hatton, who will retire from his position as president and chief executive officer on or before June 30, 2012. Messrs. Volchek and Lasater each received 38,000 stock options and Messrs. McGuane and Reach each received 18,500 stock options. The amount of each grant was determined according to the cash bonus that was paid to each executive officer in 2011 and the value of the option in accordance with FASB ASC Topic 718, although the grants are considered part of the executive officers’ 2012 compensation. The stock options have an exercise price of $15.28, vest over five years beginning on the first anniversary of the grant date and have a term of ten years.

Employee Welfare and Retirement Benefits

    We provide the following benefits to our executive officers on the same basis as all other eligible employees of the Company:

•	Health insurance;

•	Vacation, personal holiday and sick days;

•	Life insurance;

•	Short-term and long-term disability insurance; and

•	401(k) plan with Company matching contributions of 4%.

    We believe these benefits are generally consistent with those offered by our peer group companies.

Policy on Code Section 162(m)

    As a private company, prior to the consummation of our initial public offering we were not subject to the limits on deductibility of compensation set forth in Section 162(m) of the Code. Section 162(m) denies publicly-held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their three other most highly compensated executive officers (other than the chief financial officer) employed on the last day of a given year, unless their compensation is based on qualified performance criteria. Subject to certain transition rules that apply to companies that first become publicly held in connection with an initial public offering, to qualify for deductibility, these criteria must be established by a committee of independent directors and approved, as to their material terms, by that company’s stockholders. Since our initial public offering, we have structured our bonus and equity-based incentive programs so that they may qualify as performance-based compensation under Section 162(m). However, our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Summary Compensation Table

    The following table sets forth the compensation paid to or earned during the fiscal years ended December 31, 2011, 2010 and 2009 by (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three other most highly compensated executive officers who were serving as executive officers (collectively, the named executive officers or NEOs):

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Dean Hatton	2011	390,000		—	—	476,305	390,708	9,800	1,266,813
President and Chief Executive Officer	2010 2009	375,000 285,000		— —	— 163,847	— —	729,507 548,100	9,800 9,800	1,114,307 1,006,747

Mark Volchek	2011	290,000		—	—	476,305	279,077	9,800	1,055,182
Chief Financial Officer	2010 2009	275,000 175,000		— —	— 117,029	— —	521,076 391,500	9,800 9,800	805,876 693,329

Miles Lasater	2011	290,000		—	—	476,305	279,077	9,800	1,055,182
Chief Operations Officer	2010 2009	275,000 175,000		— —	— 117,029	— —	521,076 391,500	9,800 9,800	805,876 693,329

Casey McGuane	2011	210,000		—	—	238,152	133,957	9,800	591,909
Chief Service Officer	2010 2009	200,000 165,000		— —	— 56,182	— —	250,117 187,920	9,800 9,800	459,917 418,902

Robert Reach	2011	499,740	(5)	—	—	238,152	33,489	9,800	781,181
Chief Sales Officer	2010 2009	470,842 301,876	(5) (5)	— —	— 14,029	— —	62,529 46,980	9,800 9,800	543,171 372,685

(1)
The amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted to our named executive officers. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements in our annual report on Form 10-K for fiscal year 2011 (our “consolidated financial statements”).

(2)
The amounts in this column reflect aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted to our named executive officers. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements.

(3)	The amounts in this column reflect annual cash bonuses earned by our named executive officers as described in the section “Elements of Compensation—Annual Bonus” above.
(4)	The amount shown for each named executive officer represents Company matching contributions under our 401(k) plan.
(5)	The amount shown for Mr. Reach includes base salary of $155,000, $200,000 and $210,000 and sales commissions of $146,876, $270,842 and $289,740 for 2009, 2010 and 2011, respectively.

Grants of Plan-Based Awards in Fiscal Year 2011

    The following table sets forth, for each of the named executive officers, awards granted during fiscal 2011 under our annual cash bonus program and our 2010 Equity Incentive Plan.
				All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards($)
	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards
Name	Threshold($)	Target($)	Maximum($)
Dean Hatton	98,656	394,625	789,250	50,000	18.05	476,305
Mark Volchek	70,469	281,875	563,750	50,000	18.05	476,305
Miles Lasater	70,469	281,875	563,750	50,000	18.05	476,305
Casey McGuane	33,825	135,300	270,600	25,000	18.05	238,152
Rob Reach	8,456	33,825	67,650	25,000	18.05	238,152

Outstanding Equity Awards at Fiscal Year End 2011

The following table sets forth, for each of the named executive officers, the equity awards outstanding as of the end of fiscal 2011.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)(3)
Dean Hatton	3/26/2002	185,956	—		0.20	3/25/2012
	3/3/2004	75,000	—		0.29	3/2/2014
	1/17/2006	180,000	—		0.67	1/16/2016
	1/23/2007	75,000	—		1.34	1/22/2017
	12/7/2007	75,000	—		2.67	12/6/2017
	9/25/2008	304,687	70,313	(1)	4.59	9/24/2018
	12/4/2009						7,587	(4)	139,904
	2/18/2011	—	50,000	(5)	18.05	2/17/2021

Mark Volchek	3/3/2004	75,000	—		0.29	3/2/2014
	1/17/2006	75,000	—		0.67	1/16/2016
	1/23/2007	75,000	—		1.34	1/22/2017
	12/7/2007	75,000	—		2.67	12/6/2017
	9/25/2008	304,687	70,313	(1)	4.59	9/24/2018
	12/4/2009						5,418	(4)	99,908
	2/18/2011	—	50,000	(5)	18.05	2/17/2021

Miles Lasater	3/3/2004	75,000	—		0.29	3/2/2014
	1/17/2006	75,000	—		0.67	1/16/2016
	1/23/2007	75,000	—		1.34	1/22/2017
	12/7/2007	75,000	—		2.67	12/6/2017
	9/25/2008	304,687	70,313	(1)	4.59	9/24/2018
	12/4/2009						5,418	(4)	99,908
	2/18/2011	—	50,000	(5)	18.05	2/17/2021

Casey McGuane	9/12/2002	73,060	—		0.20	9/11/2012
	2/10/2005	131,000	—		0.50	2/9/2015
	12/7/2007	72,000	18,000	(2)	2.67	12/6/2017
	9/25/2008	60,937	14,063	(1)	4.59	9/24/2018
	12/4/2009						2,604	(4)	48,018
	2/18/2011	—	25,000	(5)	18.05	2/17/2021

Rob Reach	10/12/2004	2,262	—		0.32	10/11/2014
	12/7/2007	60,000	15,000	(2)	2.67	12/6/2017
	9/25/2008	60,937	14,063	(1)	4.59	9/24/2018
	12/4/2009						651	(3)	12,004
	2/18/2011	—	25,000	(5)	18.05	2/17/2021

(1)	This award vests at a rate of 25% on the first anniversary of the grant date, and in thirty-six equal monthly installments over the following three years.
(2)	This award vests over five years in sixty equal monthly installments commencing on the grant date.
(3)
The amounts in this column represent the number of unvested restricted shares outstanding for the named executive officers at fiscal year-end multiplied by the stock price of $18.44 (closing price for a share of our common stock on December 30, 2011).

(4)	This award vests over four years in four equal installments commencing on the first anniversary of the grant date.
(5)	This award vests at a rate of 20% on the first anniversary of the grant date, and in forty-eight equal monthly installments over the following four years.

    For a description of the treatment of outstanding equity awards upon the executive officer’s termination of employment or a change in control of the Company, please see “Potential Payments Upon Termination or Change in Control” below.

Options Exercised and Stock Vested

    The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2010, for each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dean Hatton	798,384	14,357,535	3,792	72,617
Mark Volchek	—	—	2,709	51,877
Miles Lasater	—	—	2,709	51,877
Casey McGuane	156,064	2,646,523	1,299	24,876
Rob Reach	76,664	1,313,070	324	6,205

(1)	Amounts reflect the difference between the exercise price of the stock options and the market price of our common stock at the time of exercise.
(2)	Amounts reflect the market value of our common stock on the day on which the restricted stock vested.

Potential Payments Upon Termination or Change in Control

    Our named executive officers are not entitled to any severance payments upon termination of their employment or in connection with a change of control of the Company. Other than as discussed below, under both the 2000 Stock Option Plan and the 2010 Equity Incentive Plan, upon a termination of employment, all unvested equity awards (and, in the case of the 2000 Stock Option Plan, awards where all restrictions have not lapsed) terminate and vested stock options may continue to be exercised within a three-month period (extended to a twelve-month period if terminated due to a “disability” within the meaning of Section 22(e)(3) of the Code or death).

    Under the 2000 Stock Option Plan, if in connection with or following a “Change-in-Control” (as defined below), a named executive officer’s employment is terminated by the Company for any reason other than “Cause” (as defined below) or he terminates his employment for “Good Reason” (as defined below), any unvested stock options or shares of restricted stock held by such named executive officer shall vest immediately and be exercisable or transferable, respectively, in accordance with the terms of the 2000 Stock Option Plan. Under the 2010 Equity Incentive Plan, if within the one-year period following a “Change-in-Control” (as defined below), a named executive officer’s employment is terminated by the Company without “Cause” (as defined below), all outstanding options held by such named executive officer shall vest immediately and be exercisable as of the effective date of termination, in accordance with the terms of the 2010 Equity Incentive Plan. The table below provides an estimate of the value of such accelerated vesting of unvested awards assuming that a Change-in-Control and a qualifying termination of employment occurred on December 31, 2011 and assuming a stock price of $18.44 per share, the closing price of a share of our common stock, on such date. However, the executives’ employment was not terminated on December 31, 2011 under such agreements and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

Name	Value of Accelerated Stock Option Vesting ($)(1)	Value of Accelerated Restricted Stock Vesting ($)(2)	Total Benefits ($)
Dean Hatton	993,335	139,904	1,133,239
Mark Volchek	993,335	99,908	1,093,243
Miles Lasater	993,335	99,908	1,093,243
Casey McGuane	488,383	48,018	536,400
Robert Reach	441,073	12,004	453,077

(1)
The amounts in this column represent for each named executive officer the intrinsic value of the stock options subject to accelerated vesting calculated as the excess of $18.44 per share subject to each outstanding stock option over the applicable per share exercise price set forth in the Outstanding Equity Awards at Fiscal Year End 2011 Table above.

(2)
The amounts in this column represent for each named executive officer the value of the restricted stock subject to accelerated vesting calculated by multiplying the number of unvested shares of restricted stock, as set forth in the Outstanding Equity Awards at Fiscal Year End 2011 Table above, by $18.44 per share.

    Under the 2000 Stock Option Plan, “Change-in-Control” is defined as a merger or consolidation of the Company with another entity, or a sale of the Company’s assets or stock in which:

(i)	the shareholders of the Company immediately prior to the transaction own less than 50% of the voting power of the surviving corporation after the transaction, and

(ii)
the price per share of the Company’s common stock in such transaction, as determined in good faith by our board of directors, is at least $1.17, subject to adjustment to reflect stock splits, reverse stock splits, or combinations.

    Under the 2000 Stock Option Plan, “Cause” is defined as:

(i)	habitual intoxication,

(ii)	illegal drug use or addiction,

(iii)	conviction of a felony (or plea of guilty or nolo contendere),

(iv)	material failure or inability to perform one’s agreements, duties or obligations as an employee, other than from illness or injury, and

(v)	willful misconduct or negligence in the performance of one’s agreements, duties or obligations as an employee.

    In addition, under the 2000 Stock Option Plan, the named executive officer has “Good Reason” to terminate his employment with the Company if:

(i)	his compensation has been materially reduced,

(ii)	his position, duties or responsibilities have been materially reduced,

(iii)	he has been required to move his principal residence because his primary place of employment is moved to a location greater than thirty (30) miles away from its then current location,

(iv)	the Company has not paid to the named executive officer when due any salary, bonus or other material benefit due to him, or

(v)
there exists a breach by the Company of any material provision of any employment agreement between it and the named executive officer, provided, however he shall notify the Company of such event and give it fifteen (15) days to remedy the situation before termination his employment.

    Under the 2010 Equity Incentive Plan, “Change-in-Control” is defined as a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the Company, as determined under Sections 1.409A-3(i)(5)(v)-(vii) of the federal tax regulations.

    A “Change-in-Control” is not deemed to occur under the 2010 Equity Incentive Plan as a result of any event or transaction to the extent that treating such event or transaction as a “Change-in-Control” would cause tax to become due under Section 409A of the Code.

    Under the 2010 Equity Incentive Plan, “Cause” is defined as:

    (i) material breach of obligations under any written agreement with the Company,

    (ii) material violation of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at the executive’s grade level, in each case as may be amended from time to time in the Company’s sole discretion,

    (iii) failure to reasonably and substantially perform one’s duties to the Company (other than as a result of physical or mental illness or injury),

    (iv) willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the Company’s business, reputation or prospects,

    (v) fraud or misappropriation of funds, or

    (vi) commission of a felony or other serious crime involving moral turpitude.

    However, if the executive is a party to an employment agreement with the Company which contains a different definition of “cause,” the definition in such employment agreement will control.

    We have entered into certain non-competition agreements with our named executive officers. The named executive officers are not entitled to any payment under these agreements.

Director Compensation

    The following table sets forth compensation paid to our non-employee directors (or in certain cases to the shareholder which they represent on the board) for service on our board and board committees in fiscal year 2011. Director compensation is determined by the compensation committee in consultation with Steven Hall & Partners. Directors who are also our employees do not receive additional compensation for their service on our board or board committees. As Mr. Hartheimer became a Board member on January 27, 2012, he is not included in the table below.

Name	Fees Earned or Paid in Cash($)	Option Awards ($)(1)	Total ($)
Paul Biddelman	55,000	89,346	144,346
David Cromwell	43,750	89,346	133,096
Stewart Gross	42,500	89,346	131,846
Shamez Kanji(2)	29,348	89,346	118,694
Patrick McFadden	57,065	89,346	146,411
Charles Moran	42,880	89,346	132,226

(1)
The amounts in this column reflect aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted to our named executive officers. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements. The following table sets forth, for each of the directors, the equity awards outstanding as of December 31, 2011.

(2)	Mr. Kanji resigned from the Board on August 2, 2011.

			Option Awards
Name(1)	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date
Paul Biddelman	3/28/2007		28,800	—		1.34	3/27/2017
	12/4/2009		20,000	10,000	(4)	10.80	12/3/2019
	2/18/2011		10,000	—		18.05	2/17/2021

David Cromwell(6)	12/4/2009		20,000	10,000	(4)	10.80	12/3/2019
	2/18/2011		10,000	—		18.05	2/17/2021

Stewart Gross	12/4/2009	(2)	20,000	10,000	(4)	10.80	12/3/2019
	2/18/2011		10,000	—		18.05	2/17/2021

Shamez Kanji	3/28/2007		28,800	—		1.34	3/27/2017
	12/4/2009	(3)	20,000	10,000	(4)	10.80	12/3/2019
	2/18/2011		10,000	—		18.05	2/17/2021

Patrick McFadden	1/27/2009		102,083	2,917	(5)	4.59	1/26/2019
	12/4/2009		20,000	10,000	(4)	10.80	12/3/2019
	2/18/2011		10,000	—		18.05	2/17/2021

Charles Moran	1/27/2009		67,085	2,917	(5)	4.59	1/26/2019
	12/4/2009		20,000	10,000	(4)	10.80	12/3/2019
	2/18/2011		10,000	—		18.05	2/17/2021

(1)	Our non-employee directors may have entered into agreements with the funds they represent with respect to the economic benefits granted to them.
(2)	This award was granted to Lightyear Capital II, LLC.
(3)	This award was granted to North Hill Ventures II, L.P.
(4)	This award vests at a rate of one-third on each of the first three anniversaries of the grant date.
(5)	This award vests at a rate of one-third on the first anniversary of the grant date, and in 24 equal monthly installments over the following two years.
(6)	In addition, on March 28, 2007, an option was granted to Sachem Ventures, LLC on the same terms as the other grants made on such date.

    Following our initial public offering in June 2010, we have paid all of our non-employee directors (or in certain cases the shareholder which they represent on the board) annual retainer fees, with no additional fees for attendance at board meetings, and we make annual equity grants to our non-employee directors under our 2010 Equity Incentive Plan, in each case in the amounts set annually by the compensation committee. Each non-employee director receives an annual cash retainer of $35,000 and annual equity awards valued at approximately $100,000, which may be split between restricted stock and stock options as the compensation committee determines at such time. Annual retainers are paid to the chair of each committee of the board of directors as follows: $20,000 for the audit committee chair, $10,000 for the compensation committee chair and $7,500 for the nominating and governance committee chair. Annual retainers are paid to committee members as follows: $10,000 for the audit committee, $5,000 for the compensation committee and $3,750 for the nominating and governance committee. Non-employee directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

Compensation Committee Report

    The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the compensation committee’s review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Paul Biddelman (Chair)
David Cromwell
Patrick McFadden

Compensation Committee Interlocks and Insider Participation

    None of the members of our compensation committee are currently or have ever been an officer or employee of us. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investor Rights Agreement

    On August 26, 2008, we entered into an amended and restated investor rights agreement with certain key holders of our common stock relating to all shares of our capital stock that they hold or may hold in the future. On August 22, 2011, we and certain other parties to agreement terminated the agreement in accordance with its termination provisions. Notwithstanding the termination, certain parties to the agreement that continue to own (i) 5% or more of the total number of shares of common stock outstanding, or (ii) shares of common stock that are not freely sellable without volume limitations pursuant to Rule 144 under the Securities Act, will have certain registration and other rights until August 8, 2015. We believe that these terms were reasonable and comparable to the terms of an agreement negotiated on an arms-length basis.

Indemnification Agreements

    Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. As permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify our directors and executive officers against all expenses (including reasonable attorneys’, witness or other professional fees) and liabilities (including judgments, damages and amounts paid in settlement, including those arising out of the negligence or active or passive wrongdoing of such persons) incurred, suffered or paid by a director or executive officer in connection with any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, to which any such director may be a party or threatened to be made a party or otherwise involved in as a witness by reason of such director’s status serving (i) as our director or executive officer, as applicable, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request, including one of our subsidiaries.

    The indemnification agreements also require us to advance expenses incurred by such persons within thirty days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that such persons are entitled to indemnification under the agreements and that we have the burden of proof to overcome that presumption in reaching any contrary determination.

    We are not required to provide indemnification under the agreements for certain matters, including: (i) indemnification and advancement of expenses for any action initiated by or on behalf of such person without the consent of our board of directors (except actions to enforce a right to indemnification or advancement of expenses under this agreement), and (ii) indemnification beyond that permitted by Delaware law. We believe that the terms of the agreements were reasonable and comparable to the terms of agreements negotiated on an arms-length basis.

Non-Competition Agreements

    We have not entered into and currently do not intend to enter into any employment agreements with our executive officers. However, we have entered into certain non-competition agreements with our executive officers. Each non-competition agreement provides that the executive generally will not disclose our proprietary information and will not compete with us or solicit our customers and employees for the duration of the executive’s employment and for a period of twelve months following termination of employment. We believe that the terms of the agreements were reasonable and comparable to the terms of agreements negotiated on an arms-length basis.

EduCard Transaction

    In June 2008, we acquired EduCard, which provided prepaid debit card processing and other payment solutions, and entered into a related integration agreement with EduCard’s parent company, Evisions, to integrate a software application. The president and chief executive officer of Evisions is Kevin Jones, who owns shares of our common stock, which he acquired in connection with his sale of certain intellectual property to us, as described below.

    In connection with the EduCard acquisition and pursuant to an intellectual property purchase agreement, we purchased certain intellectual property from Mr. Jones for an aggregate consideration of 3,000,000 shares of our common stock. The shares were held in an escrow account and were subject to the following conditional rights to repurchase at par value, $0.001 per share: (i) we had the right to repurchase all of the shares if, on December 31, 2009, the number of students enrolled at higher education institutional clients that use the Evisions software with OneDisburse, or Evisions Students, had been less than 100,000; (ii) we had the right to repurchase all of the shares if, on December 31, 2010, the number of Evisions Students was less than 200,000; and (iii) if, on December 31, 2011, the number of Evisions Students was less than 1,000,000, our repurchase right would be automatically exercised in respect of the number of shares equal to 3,000,000 less three times the number of Evisions Students. As of December 31, 2011, there were 1,051,878 shares that did not vest and that will revert back to us in 2012. We believe that the terms of the EduCard acquisition and the terms of the related purchase of intellectual property were reasonable and comparable to the terms of a transaction negotiated on an arms-length basis.

Policy Concerning Related Party Transactions

    We have a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship involving us or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (i) a director, executive officer or employee of us or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person.

    The audit committee evaluates each related party transaction for the purpose of recommending to the disinterested members of the board whether the transaction is fair, reasonable and within our company’s policy, and should be ratified and approved by the board. Relevant factors include the benefits of the transaction to us, the terms of the transaction and whether the transaction was on an arms-length basis and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least annually, management will provide the audit committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the audit committee or the board, taking into account factors as such body deems appropriate and relevant.

OTHER MATTERS

    The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

    Our 2011 annual report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability can access this proxy statement and our fiscal 2011 annual report on Form 10-K at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

    We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Higher One stockholder, we will mail without charge a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the annual report on Form 10-K. Exhibits to the annual report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511.

    Requests for copies of our annual report on Form 10-K should be directed to Investor Relations, Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511.

By Order of the Board of Directors

Mark Volchek
Chairman and Chief Financial Officer

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Miles Lasater 02 Rober Hartheimer 03 Patrick McFadden

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000137022_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

HIGHER ONE HOLDINGS, INC.
Annual Meeting of Stockholders
May 14, 2012 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dean Hatton and Mark Volchek, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of HIGHER ONE HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, Eastern Time on May 14, 2012, at the offices of Higher One Holdings, Inc., 115 Munson Street, New Haven, CT 06511, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of nominees for the Board of Directors listed on the reverse side and FOR Proposal 2.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000137022_2 R1.0.0.11699